Exhibit 99.1

June 4, 2018	OTCQB: SVBL, TSX: SVB

SILVER BULL GRANTS AN OPTION ENTITLING SOUTH32 TO FORM A 70/30 JOINT VENTURE IN THE SIERRA MOJADA PROJECT FOR AN AGGREGATE INVESTMENT OF US$100 MILLION
Vancouver, British Columbia – Silver Bull Resources, Inc. (TSX: SVB, OTCQB: SVBL) (“Silver Bull”) is pleased to announce that it has signed an agreement with a wholly owned subsidiary of South32 Limited (ASX/JSE/LSE: S32) (“South32”) whereby Silver Bull has granted South32 an option to form a 70/30 joint venture with respect to Silver Bull’s Sierra Mojada project (“Project”). To maintain the option in good standing, South32 must contribute minimum exploration funding of US$10 million (“Initial Funding”) during a 4 year option period with minimum aggregate exploration funding of US$3 million, US$6 million and US$8 million to be made by the end of years 1, 2 and 3 of the option period respectively.  South32 may exercise its option to subscribe for 70% of the shares of Minera Metalin S.A. De C.V. (“Metalin”), the wholly owned subsidiary of Silver Bull which holds the claims in respect of the Project, by contributing $US100 million to Metalin for Project funding, less the amount of the Initial Funding contributed by South32 during the option period.
Tim Barry, President, CEO and director of Silver Bull states, “This validates the significant success we have had in identifying high grade sulphide zones at the Sierra Mojada project. South32 is a globally diversified metals and mining company that will bring funding and significant technical expertise to the project. We believe this agreement recognizes the significant potential at the Sierra Mojada project.”

Highlights of the Agreement
Silver Bull and South32 have entered into an agreement whereby Silver Bull has granted South32 an option to subscribe for a 70% interest in Silver Bull’s Mexican subsidiary Metalin for a subscription price of US$100 million less the Initial Funding amount (the “Subscription Amount”). The Subscription Amount will be used to fund expenditure on exploration and development costs on the Project. Once the Subscription Amount has been spent on the Project the parties will each fund their pro rata portion of all future Project funding. To maintain the option in good standing South32 must spend a minimum of $US10 million over the next four years. Should South32 elect not to continue with the Project during the four year option period, the Project will remain 100% owned by Silver Bull.
The first year’s exploration program, planned to start as soon as possible, will involve a regional airborne electromagnetic survey, followed by a targeted drilling program on the Project. Initial targets will include extensions of the sulphide zones recently identified by Silver Bull and the Palomas Negros area. The exploration program will be initially managed by Silver Bull.

Option Funding Phase
To keep the option in good standing South32 will contribute a minimum of US$10 million by way of four annual tranches during the four year option period to fund exploration at the Sierra Mojada project. Provided that all the exploration data and information has been made available 60 days prior to each anniversary of the option agreement, South32 shall decide 30 days prior to the relevant anniversary whether or not to fund a further tranche.
If South32 exercises the option, the Subscription Amount shall be paid to Metalin in one tranche within sixty days. Should South32 elect to withdraw the option will lapse and South32 will have no further interest in or claim against either the Project or Metalin.
Post Option Exercise
Once the Subscription Amount has been expended by Metalin, the parties will contribute funding pro rata (70/30), as contemplated by the shareholders’ agreement which will govern the period subsequent to the option exercise (the “Shareholders’ Agreement”). The Shareholders’ Agreement provides for a Chief Executive Officer to be appointed by South32 and a board with a maximum of seven members, with each of South32 and Silver Bull appointing a proportionate number of directors.
Other Terms of the Option Agreement
In the option agreement, the parties provide representations, warranties and indemnities customary for a transaction of this nature.  Silver Bull and Metalin agree to certain restrictive and affirmative covenants during the option period, including to maintain its interest in the Project, not to transfer or incur encumbrances on the Project or the shares of Metalin, other than as permitted by the agreement, and to conduct business in accordance with agreed upon budgets.  Metalin will be the initial operator of the Project and provide annual reports and budgets to a technical committee formed by Silver Bull and South32 for the purpose of reviewing and approving each year’s program.
Upon exercise of the option by South32 the parties will enter into a shareholders’ agreement which will govern the affairs of Metalin.   Metalin’s board shall consist of seven members, with each shareholder having an equity interest of 15% or greater in Metalin nominating a pro rata number of directors.  The shareholders’ agreement sets out certain matters which require super majority approvals at the board and shareholder level, as well as certain transfer restrictions and rights of first refusal with respect to the parties’ interest in Metalin.

About the Sierra Mojada deposit: Sierra Mojada is an open pittable oxide deposit, as disclosed in the NI43-101 "Technical Report on the Resources of the Sierra Mojada Project Coahuila, Mexico" dated June 8, 2015, with a NI43-101 compliant measured and indicated "global" resource of 58.7 million tonnes grading 3.6% zinc and 50g/t silver at a $13.50 NSR cutoff giving 4.670 billion pounds of zinc and 90.8 million ounces of silver. Included within the "global" resource is a measured and indicated "high grade zinc zone" within the Lerchs-Grossman (LG) Optimized Pit of 10.03 million tonnes with an average grade of 11% zinc at a 6% cutoff, giving 2.426 billion pounds of zinc, and a measured and indicated "high grade silver zone" of 19 million tonnes with an average grade of 102.5g/t silver at a 50g/t cutoff giving 62.6 million ounces of silver. Mineralization remains open in the east, west, and northerly directions. Approximately 60% of the current 3.2 kilometer mineralized body is at or near surface before dipping at around 6 degrees to the east.
About Silver Bull: Silver Bull is a mineral exploration company whose shares are listed on the Toronto Stock Exchange and trade on the OTCQB in the United States, and is based out of Vancouver, Canada. The "Sierra Mojada" project is located 150 kilometers north of the city of Torreon in Coahuila, Mexico, and is highly prospective for silver and zinc.
About South32: South32 is a globally diversified metals and mining company with high-quality and well maintained operations which mine and produce silver, zinc, lead, nickel, bauxite, alumina, aluminum, energy and metallurgical coal and manganese in Australia, Southern Africa and South America. More information is available at www.south32.net.
The technical information of this news release has been reviewed and approved by Tim Barry, a Chartered Professional Geologist (CPAusIMM), and a qualified person for the purposes of National Instrument 43-101.
On behalf of the Board of Directors

"Tim Barry"

Tim Barry, CPAusIMM
 Chief Executive Officer, President and Director

INVESTOR RELATIONS:
+1 604 687 5800
info@silverbullresources.com
Cautionary Note to U.S. Investors concerning estimates of Measured, Indicated, and Inferred Resources: This press release uses the terms "measured resources", "indicated resources", and "inferred resources" which are defined in, and required to be disclosed by, NI 43-101. We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the "SEC"). The estimation of measured, indicated and inferred resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that measured and indicated mineral resources will be converted into reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. U.S. investors are cautioned not to assume that estimates of inferred mineral resources exist, are economically minable, or will be upgraded into measured or indicated mineral resources. Under Canadian securities laws, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies.

Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations, however the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures. Accordingly, the information contained in this press release may not be comparable to similar information made public by U.S. companies that are not subject NI 43-101.

Cautionary note regarding forward looking statements: This news release contains forward-looking statements regarding future events and Silver Bull's future results that are subject to the safe harbors created under the U.S. Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable Canadian securities laws. Forward-looking statements include, among others, statements regarding the potential of the Sierra Mojada project and ability of agreement to provide capital required to further explore the mineral potential of the property, South32’s ability to fund the Project and the exercise of the option by South 32 and entry into the shareholders’ agreement. These statements are based on current expectations, estimates, forecasts, and projections about Silver Bull's exploration projects, the industry in which Silver Bull operates and the beliefs and assumptions of Silver Bull's management. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "may," variations of such words, and similar expressions and references to future periods, are intended to identify such forward-looking statements. Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including such factors as the results of exploration activities and whether the results continue to support continued exploration activities, unexpected variations in ore grade, types and metallurgy, volatility and level of commodity prices, the availability of sufficient future financing, and other matters discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017, as amended, and our other periodic and current reports filed with the SEC and available on www.sec.gov and with the Canadian securities commissions available on www.sedar.com. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.